Exhibit 99.1

News Release

Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501

Air Products to Sell Amines Business to Taminco

Portfolio Management Move Continues Focus on Strengthening Growth Businesses

LEHIGH VALLEY, Pa. (August 23, 2006) – Air Products (NYSE:APD) today announced it has signed a definitive agreement to sell its amines business to Taminco, one of the world’s largest producers of methylamines and methylamine derivatives. The sale is part of Air Products’ ongoing portfolio management activities intended to make the company a more focused, less cyclical and higher growth company.

The sale of the amines business, which generated approximately $310 million in revenues in fiscal year 2006, includes production facilities located in Pace, Fla.; St. Gabriel, La.; and Camaçari, Brazil. The amines business produces methylamines and higher amines products used globally in many household, industrial and agricultural products.

“We are extremely pleased to be making this sale to Taminco. We said in March that this business is an attractive asset for the right owner, and we would only sell it to a buyer who appreciated that value. This is a good fit for Taminco, who recognized the improvements we made in the business and the quality of our employees,” said John Jones, Air Products’ chairman and CEO. There are approximately 225 employees directly associated with this business and all will continue with Taminco.

“Acquiring the amines activities from Air Products is a unique opportunity for Taminco. The businesses are very complementary, focusing on similar markets in different regions, with leading market positions and the same technology base.” said Pol Vanderhaeghen, Taminco’s CEO. “We want to share our excitement with every employee of Air Products who will join us from around the world. Also, the Lehigh Valley in Pennsylvania seems to be a perfect location for us to open a new office.”

Air Products and Taminco expect the sale, which is subject to regulatory approvals and customary closing conditions, to be completed by the end of September.

About Air Products
Air Products (NYSE:APD) serves customers in technology, energy, healthcare and industrial markets worldwide with a unique portfolio of products, services and solutions, providing atmospheric gases, process and specialty gases, performance materials and chemical intermediates. Founded in 1940, Air Products has built leading positions in key growth markets such as semiconductor materials, refinery hydrogen, home healthcare services, natural gas liquefaction, and advanced coatings and adhesives. The company is recognized for its innovative culture, operational excellence and commitment to safety and the environment and is listed in the Dow Jones Sustainability and FTSE4Good Indices. The
company has annual revenues of $8.1 billion, operations in over 30 countries, and over 20,000 employees around the globe. For more information, visit www.airproducts.com.

About Taminco
Taminco is one of the world’s largest producers of methylamines, a key building block for pharmaceutical and chemical industries. Taminco also specializes in methylamine derivatives and serves industries such as agrochemicals, biocides, animal feed additives, rubber processing, performance solvents, water and gas treatment and surfactants. Taminco was founded in 2003, after separating from UCB, its previous parent company. Since then, Taminco has acquired the methylamines and derivatives business of Air Products in Europe, together with the contracts and commercial obligations for methylamines and choline chloride from Akzo Nobel growing the company from 180 million € in 2003 to 264 million € in 2005. Taminco employs about 460 people and is headquartered in Gent, Belgium. The company has 15 sales offices worldwide and three production sites in Gent (Belgium), Leuna (Germany) and Shanghai (China). For more information, visit www.Taminco.com.

***NOTE: This release may contain forward-looking statements. Actual results could vary materially, due to changes in current expectations.

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Media Inquiries:

(Air Products)

Beth Mentesana, tel: (610) 481-2459; e-mail: mentesbk@airproducts.com; or

Art George, tel: (610) 481-1340; e-mail: georgeaf@airproducts.com.

(Taminco)

Pol Vanderhaeghen, tel: +32 9 254 15 80; e-mail: pol.vanderhaeghen@taminco.com.

Investor Inquiries:

(Air Products)

Philip Sproger, tel: (610) 481-7461; e-mail: sprogepc@airproducts.com.